Exhibit 99.1

More information:
Torrey Martin
SVP, Communications and Corporate Development
203.956.8746
tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED MARCH 31, 2016

REAFFIRMS FULL YEAR GUIDANCE FOR 2016

STAMFORD, Conn., April 28, 2016 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), a global leader in loyalty and customer engagement, announced today the financial results for the three month period ended March 31, 2016 (the “first quarter” or “quarter”) for itself and selected financial information for its wholly-owned subsidiary, Affinion Group, Inc. (“Affinion”).

“The first quarter was in line with our expectations, as we saw strong earnings growth across our three core business segments – Global Loyalty, Global Customer Engagement and Insurance Solutions - offset by the expected declines in our Legacy Membership and Package segment,” said Todd Siegel, the Company’s Chief Executive Officer. “We are optimistic about the long-term growth potential of our core businesses, and to provide our investors with greater visibility, this quarter we have transitioned to our new reporting segments and related metrics.”

“For the remainder of 2016, we will continue to focus on developing new partnerships and growing existing relationships in our three core businesses. We maintain our expectation that 2016 adjusted EBITDA will be in the range of $230 million to $245 million assuming 2015 year-end foreign exchange rates,” added Mr. Siegel. “Additionally, we expect long-term growth to be driven by the strength of our leading loyalty and customer engagement solutions. We therefore continue to believe that the business will return to growth in 2017.”

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Table 5 for a presentation of Adjusted EBITDA by segment. See Tables 6 and 7 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

First Quarter Net Revenues

•	Net revenues for the first quarter of 2016 decreased 15.7%, from $302.3 million in the first quarter of 2015 to $254.9 million. The decrease in overall net revenues was primarily due to expected revenue declines in Legacy Membership and Package, as well as lower Global Loyalty revenue and slightly lower Insurance Solutions revenue.

•	Net revenues for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) for the first quarter of 2016 decreased 4.7%, from $210.9 million in the first quarter of 2015 to $200.9 million. On a currency consistent basis, net revenues for the three core business segments were $204.7 million in the first quarter of 2016.

•	Net revenues for the Legacy Membership and Package segment decreased 41.0%, from $91.8 million in the first quarter of 2015 to $54.2 million.

First Quarter Operating Results

•	Adjusted EBITDA (as defined in Note (f) of Table 6) was $59.5 million as compared to $58.4 million for the first quarter of 2015, an increase of 1.9%.

•	Segment EBITDA (as defined in Note (1) of Table 5) increased $0.4 million as the impact of lower net revenues was more than offset by lower marketing and commissions, lower operating costs, and lower general and administrative expenses.

•	Segment EBITDA for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) increased $8.5 million as growth from Global Customer Engagement and Insurance Solutions was partially offset by the expected declines in Global Loyalty.

•	Segment EBITDA for the Legacy Membership and Package segment decreased $4.4 million primarily due to lower net revenues which were partially offset by lower marketing and commissions, lower operating costs, and lower general and administrative expenses including cost savings initiatives.

•	As compared to Segment EBITDA, first quarter Adjusted EBITDA reflects the exclusion of, among other items, $6.3 million in costs relating to certain litigation matters and $4.6 million in costs related primarily to restructuring of certain operations including related severance costs.

Segment Commentary

Global Loyalty products net revenues decreased by $7.2 million, or 15.3%, for the three months ended March 31, 2016 to $39.9 million as compared to $47.1 million for the three months ended March 31, 2015, as increased revenues from growth with existing clients was more than offset by lower revenue from the loss of a key client in 2015. Excluding the impact from the loss of a key client, net revenues would have increased during the same time frame.

Global Loyalty Segment EBITDA decreased by $2.0 million to $13.6 million for the three months ended March 31, 2016 as compared to $15.6 million for the three months ended March 31, 2015, as the increased contribution associated with existing clients was more than offset by the loss of a key client in 2015.

Global Customer Engagement products net revenues decreased by $0.5 million, or 0.5%, to $103.6 million for the three months ended March 31, 2016 as compared to $104.1 million for the three months ended March 31, 2015. Net revenues increased $3.3 million on a currency consistent basis, primarily due to higher revenue from growth with our online partnerships in our revenue enhancement business. Net revenues declined $3.8 million from the unfavorable impact from foreign exchange.

Global Customer Engagement Segment EBITDA increased by $7.6 million to $19.6 million for the three months ended March 31, 2016 as compared to $12.0 million for the three months ended March 31, 2015, as lower net revenue was more than offset by lower marketing and commissions, lower operating costs and lower general and administrative expenses. The lower marketing and commissions and lower operating costs were primarily due to the favorable impact of foreign exchange. The lower general and administrative expenses were primarily due to lower employee related costs.

Insurance Solutions products net revenues decreased by $2.3 million, or 3.9%, to $57.4 million for the three months ended March 31, 2016 as compared to $59.7 million for the three months ended March 31, 2015 primarily due to lower average supplemental insureds which was partially offset by an increase in the average revenue per supplemental insured.

Insurance Solutions Segment EBITDA increased by $2.9 million to $21.7 million for the three months ended March 31, 2016 as compared to $18.8 million for the three months ended March 31, 2015, as the impact of lower net revenues were more than offset by lower operating expenses, primarily from reduced marketing and commissions and lower employee related costs.

Legacy Membership and Package products net revenues decreased by $37.6 million, or 41.0%, to $54.2 million for the three months ended March 31, 2016 as compared to $91.8 million for the three months ended March 31, 2015 primarily due to the expected attrition of legacy members, including those from our large financial institution partners, as well as a decline in Package revenue primarily due to the impact of lower average Package members.

Legacy Membership and Package Segment EBITDA decreased by $4.4 million to $10.1 million for the three months ended March 31, 2016 as compared to $14.5 million for the three months ended March 31, 2015 primarily due to lower net revenues resulting from the expected attrition of legacy members and lower Package members. Lower net revenues were partially offset by lower marketing and commissions, lower operating costs, and lower general and administrative expenses including cost savings initiatives.

Corporate costs now include certain departmental service costs such as human resources, legal, corporate finance and accounting, and unallocated portions of information technology. Expenses such as professional fees related to debt financing activities and stock compensation costs will continue to be recorded in corporate. Corporate costs increased by $3.7 million to $17.1 million for the three months ended March 31, 2016 as compared to $13.4 million for the three months ended March 31, 2015 primarily from higher stock compensation costs and expenses for employee incentive awards totaling $2.6 million principally due to favorable adjustments recorded in the first quarter of 2015.

Selected Liquidity Data

Affinion Group, Inc.

At March 31, 2016, Affinion had several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of first lien and second lien term loan facilities and a revolving credit facility.

At March 31, 2016, Affinion had $759.5 million of first lien term loans outstanding, $425.0 million of second lien term loans outstanding, $474.4 million (net of discounts) outstanding under its senior notes due in 2018, $110.0 million outstanding under the Affinion International Holdings Limited cash/PIK senior notes due in 2018 and $22.6 million outstanding under the Affinion Investments, LLC senior subordinated notes due in 2018.

At March 31, 2016, there were no borrowings against Affinion’s revolving credit facility and $67.0 million of the credit facility was available for borrowing, after giving effect to the issuance of $13.0 million in letters of credit.

As of March 31, 2016, Affinion’s senior secured leverage ratio was 2.59 to 1.0. The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined) and must be equal to or less than 4.25 to 1.0 at March 31, 2016.

As of March 31, 2016, Affinion’s fixed charge coverage ratio was 1.87 to 1.0. The fixed charge coverage ratio is defined in the indenture governing Affinion’s 2010 senior notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.

For the three months ended March 31, 2016, Affinion’s net cash used in operating activities was $3.4 million and the net income attributable to Affinion was $2.6 million. Pro forma Adjusted EBITDA (as defined in Note (d) of Table 7) for both ratio calculations above was $280.6 million for the twelve months ended March 31, 2016.

At March 31, 2016, Affinion had $40.2 million of unrestricted cash on hand.

Affinion Group Holdings, Inc.

At March 31, 2016, Affinion Holdings had $14.0 million outstanding under its senior secured PIK/toggle notes due in 2018, in addition to Affinion’s debt instruments.

At March 31, 2016, Affinion Holdings had $44.4 million of unrestricted cash on hand, of which $4.2 million resides at Affinion Holdings.

Call-In Information

Affinion Group Holdings, Inc. will hold an informational call to discuss the results for the quarter ended March 31, 2016 at 10:00 a.m. (ET) on Thursday, April 28, 2016. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 92312779. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/investors. A telephonic replay of the call will be available through midnight May 2, 2016 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 92312779.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended March 31, 2016 to the unaudited consolidated results of operations for the three month period ended March 31, 2015.

About Affinion Holdings

As a global leader with over 40 years of experience, Affinion Holdings enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion Holdings provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,600 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, CT, the Company has approximately 3,150 employees and has marketing capabilities in 19 countries globally. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2016 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings and Affinion with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K as well as Affinion’s most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2016 AND DECEMBER 31, 2015

(In millions, except share amounts)

	March 31, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$44.4	$55.4
Restricted cash	29.2	29.2
Receivables (net of allowances for doubtful accounts of $3.3 and $3.1, respectively)	127.3	114.0
Profit-sharing receivables from insurance carriers	22.8	19.9
Prepaid commissions	34.0	38.4
Other current assets	70.0	85.6

Total current assets	327.7	342.5
Property and equipment, net	113.3	119.5
Contract rights and list fees, net	15.7	16.6
Goodwill	226.1	225.8
Other intangibles, net	52.2	55.0
Other non-current assets	46.8	44.9

Total assets	$781.8	$804.3

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$7.8	$7.8
Accounts payable and accrued expenses	338.9	350.3
Deferred revenue	62.6	69.3
Income taxes payable	3.2	2.4

Total current liabilities	412.5	429.8
Long-term debt	1,878.0	1,886.8
Deferred income taxes	37.6	35.9
Deferred revenue	6.9	7.7
Other long-term liabilities	26.2	27.1

Total liabilities	2,361.2	2,387.3

Commitments and contingencies
Deficit:
Common stock, $0.01 par value, 520,000,000 shares authorized, 9,093,330 shares issued and outstanding	0.1	0.1
Class C common stock, $0.01 par value, 10,000,000 shares authorized, 497,633 and 491,167 shares issued and 496,549 and 490,083 shares outstanding	—	—
Class D common stock, $0.01 par value, 10,000,000 shares authorized, 523,827 and 517,018 shares issued and 522,686 and 515,877 shares outstanding	—	—
Additional paid in capital	406.4	405.7
Accumulated deficit	(1,979.4)	(1,982.2)
Accumulated other comprehensive income	(6.2)	(6.2)
Treasury stock, at cost, 1,084 Class C and 1,141 Class D shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,580.2)	(1,583.7)
Non-controlling interest in subsidiary	0.8	0.7

Total deficit	(1,579.4)	(1,583.0)

Total liabilities and deficit	$781.8	$804.3

TABLE 2

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(In millions, except share and per share amounts)

	For the Three Months Ended
	March 31,	March 31,
	2016	2015

Net revenues	$254.9	$302.3

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	88.1	115.7
Operating costs	86.8	103.6
General and administrative	32.1	35.0
Facility exit costs	—	0.5
Depreciation and amortization	14.3	24.2

Total expenses	221.3	279.0

Income from operations	33.6	23.3
Interest income	0.1	—
Interest expense	(27.7)	(57.2)
Other income, net	—	0.5

Income (loss) before income taxes and non-controlling interest	6.0	(33.4)
Income tax expense	(3.1)	(2.0)

Net income (loss)	2.9	(35.4)
Less: net income attributable to non-controlling interest	(0.1)	(0.2)

Net income (loss) attributable to Affinion Group Holdings, Inc.	$2.8	$(35.6)

Earnings per share attributable to common stockholders
Basic	$0.30

Diluted	$0.30

Loss per share attributable to Class A and Class B common shareholders
Basic		$(0.42)

Diluted		$(0.42)

Weighted average common shares outstanding
Basic	9,093,330

Diluted	9,093,440

Weighted average Class A and Class B common shares outstanding
Basic		84,842,535

Diluted		84,842,535

Net income (loss)	$2.9	$(35.4)
Currency translation adjustment, net of tax of $0 for all periods	—	(5.0)

Comprehensive income (loss)	2.9	(40.4)
Less: comprehensive income attributable to non-controlling interest	(0.1)	(0.1)

Comprehensive income (loss) attributable to Affinion Group Holdings, Inc.	$2.8	$(40.5)

TABLE 3

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

(In millions)

	For the Three Months Ended
	March 31,	March 31,
	2016	2015
Operating Activities
Net income (loss)	$2.9	$(35.4)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	14.3	24.2
Amortization of debt discount and financing costs	1.5	3.2
Recovery of accounts receivable loss provided for	0.2	—
Amortization of carrying value adjustment	(9.3)	—
Facility exit costs	—	0.5
Share-based compensation	0.7	(0.4)
Deferred income taxes	1.1	0.8
Net change in assets and liabilities:
Restricted cash	(0.2)	2.7
Receivables	(13.2)	(23.0)
Receivables from related parties	—	5.7
Profit-sharing receivables from insurance carriers	(2.9)	(0.9)
Prepaid commissions	4.3	(2.5)
Other current assets	15.7	(25.3)
Contract rights and list fees	0.9	0.3
Other non-current assets	(1.2)	(5.4)
Accounts payable and accrued expenses	(9.5)	42.0
Payables to related parties	—	0.4
Deferred revenue	(7.7)	(2.2)
Income taxes receivable and payable	0.7	1.1
Other long-term liabilities	(1.7)	(3.9)
Other, net	—	3.2

Net cash used in operating activities	(3.4)	(14.9)

Investing Activities
Capital expenditures	(6.0)	(7.2)
Restricted cash	0.1	(0.1)
Proceeds from sale of investment	—	1.5

Net cash used in investing activities	(5.9)	(5.8)

Financing Activities
Borrowings under revolving credit facility, net	—	29.0
Principal payments on borrowings	(2.0)	(2.1)

Net cash provided by (used in) financing activities	(2.0)	26.9

Effect of changes in exchange rates on cash and cash equivalents	0.3	(1.6)

Net increase (decrease) in cash and cash equivalents	(11.0)	4.6
Cash and cash equivalents, beginning of period	55.4	32.3

Cash and cash equivalents, end of period	$44.4	$36.9

Supplemental Disclosure of Cash Flow Information:
Interest payments	$24.5	$47.9

Income tax payments, net of refunds	$1.2	$0.2

TABLE 4

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Amounts in thousands, except dollars per unit.

	Three Months Ended March 31,
	2016	2015

Global Loyalty
Gross Transactional Sales Volume (1)	$481,080	$488,244
Gross Transactional Sales Volume per Transaction (1)	$150.28	$162.42
Total Transactions	3,201	3,006
Global Customer Engagement
Average Subscribers (2)	2,726	2,764
Annualized Net Revenue per Average Subscriber (3)	$104.30	$100.27
Engagement Solutions Platform Revenue	$32,520	$34,738
Insurance Solutions
Average Supplemental Insureds (2)	3,420	3,652
Annualized Net Revenue per Supplemental Insured (3)	$65.87	$64.00
Legacy Membership and Package
Average Legacy Members (2)	1,963	3,825
Annualized Net Revenue per Legacy Member	$95.25	$81.95

(1)	Gross Transactional Sales Volume primarily includes the gross sales amount of travel bookings, gift cards and merchandise redeemed by customers of our clients’ programs that we support and excludes cash redemptions and revenue generated from programming, platform, administration and other non-transactional services. Gross Transactional Sales Volume per Transaction is calculated by taking the Gross Transactional Sales Volume reported for the period and dividing it by the total transactions for the same period.
(2)	Average Subscribers, Average Supplemental Insureds and Average Legacy Members for the period are all calculated by determining the average subscribers, insureds or members, as applicable, for each month in the period (adding the number of subscribers, insureds or members, as applicable, at the beginning of the month with the number of subscribers, insureds or members, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s, insured’s or member’s, as applicable, account is added or removed in the period in which the subscriber, insured or member, as applicable, has joined or cancelled.
(3)	Annualized Net Revenue per Average Subscriber and Supplemental Insured are all calculated by taking the revenues as reported for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows, including a reconciliation of Affinion Holdings’ income from operations for the three months ended March 31, 2016 and 2015 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization, and Adjusted EBITDA as defined in note (f) of Table 6:

	Three Months Ended March 31,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)	2016	2015	Increase (Decrease)
	(in millions)
Global Loyalty	$39.9	$47.1	$(7.2)	$13.6	$15.6	$(2.0)	$13.5	$16.5	$(3.0)
Global Customer Engagement	103.6	104.1	(0.5)	19.6	12.0	7.6	21.3	13.1	8.2
Insurance Solutions	57.4	59.7	(2.3)	21.7	18.8	2.9	21.5	18.8	2.7

Subtotal	200.9	210.9	(10.0)	54.9	46.4	8.5	56.3	48.4	7.9
Legacy Membership and Package	54.2	91.8	(37.6)	10.1	14.5	(4.4)	18.2	21.9	(3.7)
Eliminations	(0.2)	(0.4)	0.2	—	—	—	—	—	—
Corporate	—	—	—	(17.1)	(13.4)	(3.7)	(15.0)	(11.9)	(3.1)

Total	$254.9	$302.3	$(47.4)	47.9	47.5	0.4	59.5	58.4	1.1

Effect of purchase accounting, reorganizations and non-recurring revenues and gains				—	—	—	—	0.1	(0.1)
Certain legal costs				—	—	—	(6.3)	(1.4)	(4.9)
Net cost savings				—	—	—	(4.2)	(6.8)	2.6
Other, net				—	—	—	(1.1)	(2.8)	1.7
Depreciation and amortization				(14.3)	(24.2)	9.9	(14.3)	(24.2)	9.9

Income from operations				$33.6	$23.3	$10.3	$33.6	$23.3	$10.3

(1)	Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance, and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a reconciliation of Affinion Holdings’ consolidated net loss attributable for the twelve months ended March 31, 2016 and the three months ended March 31, 2016 and 2015 to Affinion Holdings’ Segment EBITDA, see Table 6.

We believe that Adjusted EBITDA for each segment provides supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparisons among companies. We believe Adjusted EBITDA also provides additional supplemental information to compare results among our segments. However, Adjusted EBITDA by segment is not a measurement of financial performance under U.S. GAAP, and Adjusted EBITDA by segment may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA by segment as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a discussion of the definition of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to consolidated net loss attributable to Affinion Group Holdings, Inc., see Table 6.

TABLE 5 –cont’d

	Three Months Ended March 31, 2016
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total

Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$—	$—	$—	$—	$—
Certain legal costs	—	—	—	5.7	0.6	6.3
Net cost savings	—	1.7	—	1.8	0.7	4.2
Other, net	(0.1)	—	(0.2)	0.6	0.8	1.1

Total	$(0.1)	$1.7	$(0.2)	$8.1	$2.1	$11.6

	Three Months Ended March 31, 2015
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$(0.1)	$—	$—	$—	$(0.1)
Certain legal costs	—	—	—	1.4	—	1.4
Net cost savings	—	0.7	—	4.1	2.0	6.8
Other, net	0.9	0.5	—	1.9	(0.5)	2.8

Total	$0.9	$1.1	$—	$7.4	$1.5	$10.9

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the twelve months ended March 31, 2016 and the three months ended March 31, 2016 and 2015 to Affinion Holdings’ Adjusted EBITDA.

	For the Twelve Months Ended	For the Three Months Ended March 31,
	March 31, 2016 (a)	2016	2015
	(in millions)
Net income (loss) attributable to Affinion Group Holdings, Inc.	$173.7	$2.8	$(35.6)
Interest expense, net	184.2	27.6	57.2
Income tax expense	7.0	3.1	2.0
Non-controlling interest	0.5	0.1	0.2
Other income, net	(0.7)	—	(0.5)
Gain on extinguishment of debt	(318.9)	—	—
Depreciation and amortization	79.9	14.3	24.2
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (b)	0.2	—	(0.1)
Certain legal costs (c)	12.0	6.3	1.4
Net cost savings (d)	12.3	4.2	6.8
Other, net (e)	119.4	1.1	2.8

Adjusted EBITDA, excluding pro forma adjustments (f) (g)	269.6	$59.5	$58.4

Effect of the pro forma adjustments (h)	10.9

Adjusted EBITDA, including pro forma adjustments (i)	$280.5

(a)	Represents consolidated financial data for the year ended December 31, 2015, minus consolidated financial data for the three months ended March 31, 2015, plus consolidated financial data for the three months ended March 31, 2016.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(c)	Represents the elimination of legal costs for certain legal matters.
(d)	Represents the elimination of costs associated with severance incurred.
(e)	Eliminates (i) the impairment charge related to the goodwill and intangible assets of Membership Products, (ii) net changes in certain reserves, (iii) share-based compensation expense, (iv) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (v) costs associated with certain strategic and corporate development activities, including business optimization, (vi) consulting fees payable to Apollo, (vii) facility exit costs and (viii) debt refinancing expenses.
(f)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(g)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on April 1, 2015 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(h)	Gives effect to the projected annualized benefits of the restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on April 1, 2015.
(i)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (h) above.

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable for the twelve months ended March 31, 2016 and the three months ended March 31, 2016 and 2015 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization.

	For the Twelve Months Ended	For the Three Months Ended March 31,
	March 31, 2016 (a)	2016	2015
Net income (loss) attributable to Affinion Group Holdings, Inc.	$173.7	$2.8	$(35.6)
Interest expense, net	184.2	27.6	57.2
Income tax expense	7.0	3.1	2.0
Non-controlling interest	0.5	0.1	0.2
Other income, net	(0.7)	—	(0.5)
Gain on extinguishment of debt	(318.9)	—	—
Depreciation and amortization	79.9	14.3	24.2

Segment EBITDA	$125.7	$47.9	$47.5

(a)	Represents consolidated financial data for the year ended December 31, 2015, minus consolidated financial data for the three months ended March 31, 2015, plus consolidated financial data for the three months ended March 31, 2016.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of Affinion’s consolidated net cash provided by (used in) operating activities for the twelve months ended March 31, 2016 and the three months ended March 31, 2016 and 2015 to Affinion’s Adjusted EBITDA.

	For the Twelve Months Ended	For the Three Months Ended March 31,
	March 31, 2016 (a)	2016	2015
	(in millions)
Net cash provided by (used in) operating activities	$25.6	$(3.4)	$(14.9)
Interest expense, net	157.0	27.8	46.9
Income tax expense	7.0	3.1	2.0
Amortization of debt discount, financing costs and carrying value adjustment	5.9	7.0	(2.3)
Provision for loss on accounts receivable	4.1	(0.2)	—
Deferred income taxes	(1.5)	(1.1)	(0.8)
Changes in assets and liabilities	27.0	15.4	17.2
Effect of purchase accounting, reorganizations, certain legal costs and net cost savings (b)	24.5	10.5	8.1
Other, net (c)	20.1	0.4	2.2

Adjusted EBITDA, excluding pro forma adjustments (d) (e)	269.7	$59.5	$58.4

Effect of the pro forma adjustments (f)	10.9

Adjusted EBITDA, including pro forma adjustments (g)	$280.6

(a)	Represents consolidated financial data for the year ended December 31, 2015, minus consolidated financial data for the three months ended March 31, 2015, plus consolidated financial data for the three months ended March 31, 2016.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions, legal costs for certain legal matters and costs associated with severance incurred.
(c)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iii) costs associated with certain strategic and corporate development activities, including business optimization and (iv) consulting fees payable to Apollo.
(d)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(e)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on April 1, 2015 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(f)	Gives effect to the projected annualized benefits of the restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on April 1, 2015.
(g)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (f) above.

TABLE 7 –cont’d

Set forth below is a reconciliation of Affinion’s consolidated net income (loss) attributable to Affinion Group, Inc. for the twelve months ended March 31, 2016 and the three months ended March 31, 2016 and 2015 to Affinion’s Adjusted EBITDA.

	For the Twelve Months Ended	For the Three Months Ended March 31,
	March 31, 2016 (a)	2016	2015
	(in millions)
Net income (loss) attributable to Affinion Group, Inc.	$(2.1)	$2.6	$(25.3)
Interest expense, net	157.0	27.8	46.9
Income tax expense	7.0	3.1	2.0
Non-controlling interest	0.5	0.1	0.2
Other income, net	(0.7)	—	(0.5)
Gain on extinguishment of debt	(115.8)	—	—
Depreciation and amortization	79.9	14.3	24.2
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (b)	0.2	—	(0.1)
Certain legal costs (c)	12.0	6.3	1.4
Net cost savings (d)	12.3	4.2	6.8
Other, net (e)	119.4	1.1	2.8

Adjusted EBITDA, excluding pro forma adjustments (f) (g)	269.7	$59.5	$58.4

Effect of the pro forma adjustments (h)	10.9

Adjusted EBITDA, including pro forma adjustments (i)	$280.6

Senior secured leverage ratio (j)	2.59
Fixed charge coverage ratio (k)	1.87

(a)	Represents consolidated financial data for the year ended December 31, 2015, minus consolidated financial data for the three months ended March 31, 2015, plus consolidated financial data for the three months ended March 31, 2016.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(c)	Represents the elimination of legal costs for certain legal matters.
(d)	Represents the elimination of costs associated with severance incurred.
(e)	Eliminates (i) the impairment charge related to the goodwill and intangible assets of Membership Products, (ii) net changes in certain reserves, (iii) share-based compensation expense, (iv) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (v) costs associated with certain strategic and corporate development activities, including business optimization, (vi) consulting fees payable to Apollo, (vii) facility exit costs and (viii) debt refinancing expenses.
(f)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(g)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on April 1, 2015 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(h)	Gives effect to the projected annualized benefits of the restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on April 1, 2015.
(i)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (h) above.
(j)	The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined). The senior secured leverage ratio must be equal to or less than 4.25 to 1.0 at March 31, 2016.
(k)	The fixed charge coverage ratio is defined in the indenture governing Affinion’s 2010 senior notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.